May 11, 2026
Sezzle Secures $300 Million Credit Facility - Expanding Capacity and Lowering Cost of Capital
Sezzle Inc. (NASDAQ:SEZL) (Sezzle or Company) // Purpose-driven digital payment platform, Sezzle, today announced a new $300 million receivables funding facility with Mesirow Alternative Credit (f.k.a. Bastion), which will serve as both Lender and Administrative Agent. The new facility doubles the Company’s original $150 million committed facility established in April 2024, which was subsequently expanded to $225 million through an accordion feature. The refinancing lowers Sezzle’s cost of capital and expands committed capacity to support the Company’s continued growth.

The facility carries an interest rate of Secured Overnight Financing Rate (SOFR) plus 3.86%, a reduction of nearly 290 basis points from the prior facility's spread of 6.75%. The advance rate has been increased to up to 92.5% of eligible receivables originations, compared with up to 90.0% previously.

“As Sezzle continues to scale, efficient and flexible funding remains a key priority,” said Lee Brading, Chief Financial Officer of Sezzle. “This new facility materially improves our cost of capital, expands our committed capacity, and better positions us to support the growth opportunities ahead. We believe these improved terms reflect the strong performance of our receivables and the disciplined approach our team has taken to credit and capital management.”

Key Terms of the Facility
•Size: $300 million plus $75 million accordion
•Term: 3 years
•Interest Rate: 3-month Term SOFR + 3.86% with a SOFR floor of 2.0%
•Advance Rate: 85.0% or 92.5% of eligible originations, dependent upon receivable performance
•Unused Line Fee: 0.50% per annum on unused committed capacity, payable monthly in arrears
•Minimum Utilization: $50 million throughout the life of the facility; previous facility minimum utilization was $60 million
•Other: Covenants, representations & warranties, and reporting obligations typical of a similar receivables warehouse facility

Sezzle Inc. (NASDAQ:SEZL) | sezzle.com | 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402

Contact Information

Jack Fagan Investor Relations (651) 240-6001 investorrelations@sezzle.com	Erin Foran Media Inquiries (651) 403-2184 erin.foran@sezzle.com
About Sezzle Inc.
Sezzle is a forward-thinking fintech company committed to financially empowering the next generation. Through its purpose-driven payment platform, Sezzle enhances consumers' purchasing power by offering access to point-of-sale financing options and digital payment services—connecting millions of customers with its global network of merchants. Centered on transparency, inclusivity, and ease of use, Sezzle empowers consumers to manage spending responsibly, take charge of their finances, and achieve lasting financial independence.

For more information visit sezzle.com.

Sezzle Inc. (NASDAQ:SEZL) | sezzle.com | 700 Nicollet Mall, Suite 640, Minneapolis, MN 55402

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